Exhibit 10.7


                                 AMENDMENT NO. 3

                         FIRST PALM BEACH BANCORP, INC.
                        1993 INCENTIVE STOCK OPTION PLAN

     This amendment is made and entered into the date below written by the Board of Directors of First Palm Beach Bancorp, Inc. effective as of June 1, 1998.

                                   WITNESSETH

     NOW THEREFORE BE IT RESOLVED that Section 9.1(b) of the First Palm Beach Bancorp, Inc. 1993 Incentive Stock Option Plan be replaced in its entirety to read as follows:

     "Upon exercise of a Limited Right, the holder shall promptly receive from the Holding Company a number of shares of Common Stock having a Fair Market Value on the date the Limited Right is exercised equal to (A) the excess, if any, of the Fair Market Value of the underlying shares of Common Stock on the date the Limited Right is exercised over the Exercise Price of the Option, multiplied by (B) the number of shares with respect to which such Limited Right is being exercised."

     NOTWITHSTANDING this amendment or anything herein which might be construed to the contrary, no other sections of the First Palm Beach Bancorp, Inc. 1993 Incentive Stock Option Plan shall be affected in any way as a result of this amendment.

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